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June 15, 2001

                                                                    EXHIBIT 99.1

Dear Investors and Analysts,

This update briefly discusses the expected financial performance of Delta Air Lines, Inc. (Delta) for the June 2001 quarter, the new tentative pilot agreement at Comair, Inc. (Comair), Delta's wholly-owned subsidiary, and the status of the ratification vote by Delta pilots on a new collective bargaining agreement.

Due to a weakening U.S. economy and a strike at Comair, Delta expects to report a net loss of $140 million to $160 million in the June 2001 quarter (which is equivalent to a fully diluted loss per share in the range of ($1.15) to ($1.30) per share), excluding the fair value adjustments related to SFAS 133. A decline in business travel has had an adverse impact on system traffic and yield. In addition, Comair pilots have been on strike since March 26, 2001, resulting in a negative impact to Delta of between $1.5 million and $2.0 million in net income per day.

Attachment A provides updated guidance for certain financial and operational statistics of Delta for the June 2001 quarter.

On June 8, 2001, Comair and the Air Lines Pilots Association, International
(ALPA), met with the Secretary of Transportation, Norman Mineta, to discuss the current strike by Comair pilots and the status of negotiations. Comair and ALPA resumed negotiations on June 12, 2001, and reached a tentative agreement on June 14, 2001. The tentative agreement is subject to ratification by Comair pilots. The ratification process will involve an expedited schedule of informational meetings followed by a telephone ballot, which is expected to occur late next week.

In addition, Delta's pilots are voting on whether to ratify the tentative collective bargaining agreement reached by Delta and ALPA on April 22, 2001. That vote will conclude at 12:00 p.m. EST on June 20, 2001, and results are expected to be announced shortly afterwards.

Delta cannot predict whether the Comair or Delta pilot agreements will be ratified.

Statements in this letter (including Attachment A) which are not purely historical facts, including statements about our expectations, estimates, beliefs, intentions, or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations.

Factors that could cause these differences include, but are not limited to:

         - general economic conditions, including the duration and extent of the current weakening in the U.S. economy and the related decline in business travel;

         - competitive factors in our industry, including mergers and acquisitions;

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         -        outcomes of negotiations on collective bargaining agreements;

         -        changes in aircraft fuel prices;

         - disruptions to operations due to adverse weather conditions, air-traffic control-related constraints and labor issues such as whether Delta and Comair pilots ratify their respective tentative collective bargaining agreements;

         -        fluctuations in foreign currency exchange rates;

         -        governmental actions;

         - the willingness of customers to travel generally and with us specifically; and

         -        the outcome of our litigation.

Caution should be taken not to place undue reliance on our forward-looking statements, which are current only as of the date of this letter. Information about risks and uncertainties as of other dates can be found in Delta's past and future Forms 10-K and 10-Q and certain Forms 8-K filed with the Securities and Exchange Commission.

Sincerely,

Joe Kolshak
Director - Investor Relations


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                                                                    Attachment A

        ESTIMATES OF CERTAIN DELTA FINANCIAL AND OPERATIONAL STATISTICS
                    FOR THE JUNE 2001 QUARTER (CONSOLIDATED)

                                                                                               June 2001 Quarter
                                                                                                    Estimate
                                                                                               ------------------
 Operating Cost Per Available Seat Mile (year-over-year increase)                                3.5 - 4.0%
 Operating Cost Per Available Seat Mile - Excluding Fuel (year-over-year increase)               3.5 - 4.0%
 Fuel Price Per Gallon (excluding fuel taxes)                                                           69(cents)
 Fuel Gallons Consumed (millions)                                                                      683
 Available Seat Miles (millions)
       System                                                                                       38,297
       North America                                                                                28,918
       International                                                                                 9,379
          Atlantic                                                                                   6,405
          Latin                                                                                      1,871
          Pacific                                                                                    1,103